UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2010

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Completion of German Restructuring

As previously disclosed in a Current Report on Form 8-K filed by Sunrise Senior Living, Inc. (“Sunrise”) with the U.S. Securities and Exchange Commission on October 28, 2009 (the “October 28 Form 8-K”), Sunrise entered into a restructuring agreement, in the form of a binding term sheet, on October 22, 2009 (the “Restructure Term Sheet”), with Capmark Finance Inc. (“Capmark”) and Natixis, London Branch (“Natixis”), two lenders to Sunrise and certain of its affiliates (collectively, the “Electing Lenders”).  The Restructure Term Sheet provided for the settlement and compromise of the Electing Lenders’ claims against Sunrise and certain of its affiliates, under operating deficit and principal repayment guarantees provided by Sunrise and certain of its affiliates in support of Sunrise’s German subsidiaries.

The Restructure Term Sheet also contemplated that certain other identified creditors of Sunrise (the “Non-Electing Lenders”) may elect to participate with respect to their asserted claims in the restructure transactions contemplated by the Restructure Term Sheet (the “Restructure Transactions”), by executing the Restructure Term Sheet or the definitive restructure documents (the “Restructure Documentation”) on or before the first anniversary of the execution of the Restructure Documentation. Any Non-Electing Lender that executed the Restructure Documentation would become an Electing Lender for purposes of the Restructure Documentation.

A description of the Restructure Term Sheet is set forth in the October 28 Form 8-K and is incorporated herein by reference.

Following the execution of the Restructure Term Sheet, on November 2, 2009, Fortis Bank, UK Branch (“Fortis”) executed the Restructure Term Sheet and became an Electing Lender for purposes of the Restructure Documentation.

On April 23, 2010, Sunrise and certain of its affiliates, Capmark, Natixis and Fortis (1) executed the Restructure Documentation, which documentation was effective as of April 19, 2010 and materially implemented the terms and conditions set forth in the Restructure Term Sheet, and (2) completed the Restructure Transactions pursuant to the Restructure Documentation.

In connection with the closing of the Restructure Transactions, Sunrise expects to record a gain of approximately $40 million in the second quarter of 2010.

On April 29, 2010, Sunrise issued a press release announcing the completion of the Restructure Transactions.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Partial Settlement of Aareal Bank Claims

Sunrise and Aareal Bank AG (“Aareal”) entered into a Partial Settlement and Waiver Declaration, dated as of March 30, 2010 (the “Partial Settlement”), to settle Sunrise’s operating deficit funding and payment guarantee obligations in connection with two loans (the “Klein

Flottbek Loans”) previously made by Aareal in March 2004 to Sunrise Klein Flottbek Senior Living GmbH & Co. KG and Sunrise Properties Germany GmbH, two indirect German subsidiaries of Sunrise (the “Klein Flottbek Borrowers”). Prior to the Partial Settlement, the Klein Flottbek Loans were guaranteed by Sunrise and secured by a security interest in the real property, furniture and fixtures owned by the Klein Flottbek Borrowers, and their aggregate outstanding balance amounted to EUR 11.7 million (or approximately $15.5 million).

Pursuant to the Partial Settlement, on April 7, 2010 (the “Cash Payment Date”), Aareal received a payment of EUR 2.1 million (or approximately $2.8 million) from Sunrise (the “Cash Payment”), which was applied against the outstanding amounts of the Klein Flottbek Loans.  The Partial Settlement provides, among other things, that, 90 days after the Cash Payment Date, Aareal shall release Sunrise from certain of its operating deficit funding and all of its payment guarantee obligations in connection with the Klein Flottbek Loans, and that Sunrise shall be entirely released from any remaining operating deficit funding obligations upon the earlier of the sale and transfer of the Klein Flottbek building or December 31, 2010.  After 90 days following the Cash Payment Date, Aareal’s recourse will be limited to the assets owned by the Klein Flottbek Borrowers.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits.

99.1	Press Release of Sunrise Senior Living, Inc., dated April 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: April 29, 2010	By:	/s/ Julie A. Pangelinan
Name: Julie A. Pangelinan Title: Chief Financial Officer

Exhibit Index

99.1	Press Release of Sunrise Senior Living, Inc., dated April 29, 2010.